Exhibit 3.1

THIRD AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

INTERNET CAPITAL GROUP, INC.

Internet Capital Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

FIRST: This Certificate of Amendment amends the provisions of the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation law of the State of Delaware.

THIRD: Section 1 of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“1. Name. The name of the Corporation is ICG Group, Inc.”

IN WITNESS WHEREOF, the Company has caused this certificate to be executed by Walter W. Buckley, III, its Chairman and Chief Executive Officer, this 20th day of June, 2011.

INTERNET CAPITAL GROUP, INC.

By:	/s/ Walter W. Buckley, III
	Name:	Walter W. Buckley, III
	Title:	Chairman and Chief Executive Officer